EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AtheroGenics and AstraZeneca Announce Late Stage License and
Commercialization Agreement for Novel Atherosclerosis Drug AGI-1067

ATLANTA, GA - December 22, 2005 - AtheroGenics, Inc. (Nasdaq: AGIX), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, today announced that it has entered into a licensing deal with AstraZeneca for the global development and commercialization of their anti-inflammatory cardiovascular product candidate, AGI-1067. AGI-1067 is an investigational oral drug for the treatment of atherosclerosis, the underlying disease process that leads to heart attacks and strokes and is currently in Phase III development in the ARISE (Aggressive Reduction of Inflammation Stops Events) trial.

Under the terms of the agreement AtheroGenics will receive an upfront fee of $50 million and, subject to the achievement of specific milestones including a successful outcome in the ARISE trial, AtheroGenics will be eligible for development and regulatory milestones of up to $300 million. The agreement also provides for progressively demanding sales performance related milestones of up to a further $650 million. In total, if successfully commercialized, AtheroGenics will be eligible for fees and milestones of up to $1 billion. AtheroGenics will also receive stepped royalties on product sales, which reflect the late stage development status and market potential of AGI-1067.

“We are pleased to announce this partnership with AstraZeneca, one of the world’s foremost leaders in cardiovascular medicines and other major pharmaceutical products,” said Russell M. Medford, M.D., Ph.D., President and Chief Executive Officer of AtheroGenics. “The benefit of this collaboration goes well beyond the obvious financial rewards and gives us the opportunity to access AstraZeneca’s commercial expertise as we establish our own sales and marketing group in preparation for the next phase of our corporate growth. We and AstraZeneca both look forward to the upcoming ARISE clinical trial results, which will be instrumental in defining the future of the collaboration.”

“This collaboration with AtheroGenics is an important step in AstraZeneca’s plans to further strengthen its cardiovascular franchise,” said Dr. John Patterson, Executive Director, Development for AstraZeneca. “We believe that AtheroGenics’ approach to partnering AGI-1067 has provided both companies with a potential win-win situation by giving AstraZeneca exclusive access to a drug with substantial market potential for a reasonable entry fee, while AtheroGenics stands to benefit significantly with commercial success. AGI-1067 has the real potential to further enhance our position among the leaders in cardiovascular medicine.”

Commercialization of AGI-1067 would also provide AtheroGenics with additional resources to begin its transition from a research and development organization to a commercial enterprise.

AstraZeneca will fund, for a minimum of three years, the formation and operation of a 125-person AtheroGenics specialty sales force focused on the cardiology field in the U.S., which will co-promote both AGI-1067 and one other of AstraZeneca’s key cardiovascular drugs during that time.

AtheroGenics will retain responsibility for the ongoing ARISE Phase III clinical trial and for regulatory filings in the U.S. AstraZeneca will have full responsibility for pre-commercialization activities involving the compound, which will commence immediately, and oversee all aspects of the marketing, sales and distribution of AGI-1067 on a worldwide basis. AstraZeneca will also be responsible for all non-U.S. regulatory filings. Both parties will contribute scientific and commercial expertise to the project.

Initiated in 2003 and following on from Phase II studies for AGI-1067 suggesting regression of atherosclerotic plaque, ARISE is a multinational, double-blind, placebo controlled study designed to assess the benefits of AGI-1067 on top of current standard therapies in patients with coronary heart disease (CHD). Involving more than 6000 patients in over 250 cardiac centers including the U.S., Canada, U.K. and South Africa, this study evaluates the impact of AGI-1067 on a composite measure of several outcome endpoints including death due to CHD, heart attack, stroke, revascularization and hospital admission for unstable angina.

The ARISE study is due to report in the second half of 2006.

The collaboration announced today is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act.

About AGI-1067
AGI-1067 is a novel oral compound that was designed to selectively block the inflammatory process in atherosclerosis. AGI-1067 blocks signaling pathways within the endothelial cells that make up the inner lining of blood vessels, which in turn inhibits the production of VCAM-1 and other molecules involved in the inflammatory process. VCAM-1 recruits inflammatory cells to the surface of the endothelial cell, initiating the chronic inflammatory reaction that ultimately results in atherosclerosis.

About AtheroGenics
AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including heart disease (atherosclerosis), rheumatoid arthritis and asthma. The Company has two drug development programs currently in the clinic. AtheroGenics’ lead compound, AGI-1067, is being evaluated in the pivotal Phase III clinical trial called ARISE, as an oral therapy for the treatment of atherosclerosis. AGI-1096 is a novel, oral agent in Phase I that is being developed for the prevention of organ transplant rejection in collaboration with Astellas. AtheroGenics also has preclinical programs in rheumatoid arthritis and asthma utilizing its proprietary vascular protectant® technology.
For more information about AtheroGenics, please visit www.atherogenics.com.

About AstraZeneca
AstraZeneca is a major international healthcare business engaged in the research, development, manufacture and marketing of prescription pharmaceuticals and the supply of healthcare services. It is one of the world’s leading pharmaceutical companies with healthcare sales of over $21.4 billion and leading positions in sales of gastrointestinal, cardiovascular, respiratory, neuroscience, oncology and infection products. AstraZeneca is listed in the Dow Jones Sustainability Index (Global) as well as the FTSE4Good Index. For further information visit: www.astrazeneca.com.

Conference Call Information
AtheroGenics will host a teleconference in conjunction with today’s release. The teleconference begins at 10:30 a.m. Eastern today, Thursday, December 22nd. Members of the news media, investors and the general public are invited to access a live webcast of the conference call via AtheroGenics’ corporate website at http://www.atherogenics.com or through www.InvestorCalendar.com. The event will be archived and available for replay through March 22, 2006.

To access the teleconference, please dial (877) 407-8031 (domestic) or +1 (201) 689-8031 (international), at least five minutes prior to the start time. The teleconference replay will be available until December 29, 2005. Replay numbers are (877) 660-6853 (domestic) or +1 (201) 612-7415 (international), Account # 286 and Conference ID # 183897.

AtheroGenics Investor Inquiries:	AstraZeneca Investor Inquiries:
Mark Colonnese, Tel: (678) 336-2511	Mina Blair, Tel: +44 (0) 207 304 5084
Donna Glasky, Tel: (678) 336-2517	Jonathan Hunt, Tel: +44 (0) 207 304 5087
investor@atherogenics.com	Ed Seage, Tel: (302) 886-4065

Lilian Stern, Stern Investor Relations
(212) 362-1200
lilian@sternir.com

AtheroGenics Media Inquiries:	AstraZeneca Media Inquiries:
Katie Brazel, Fleishman Hillard	Edel McCaffrey, Tel: +44 (0) 207 304 5034
(404) 739-0150	Steve Brown, Tel: +44 (0) 207 304 5033
brazelk@fleishman.com

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that relate to events or developments that we expect or anticipate will occur in the future are deemed to be forward-looking statements, and can be identified by words such as "believes," "intends," "expects" and similar expressions. Examples of forward-looking statements in the press release include our expectations with regard to our strategic collaboration agreement with AstraZeneca. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements, including, among others: AGI-1067 failing in clinical trials; the ability of us and AstraZeneca to successfully market AGI-1067 for sale; our ability to successfully develop a sales force; our ability to satisfy the development and regulatory milestones set forth in the collaboration agreement; our need to comply with applicable regulatory requirements in the manufacture and distribution of AGI-1067; the ability of our competitors to develop and market anti-inflammatory products that are more effective, have fewer side effects or are less expensive than AGI-1067; and failure to synthesize and manufacture AGI-1067, which could delay our clinical trials or hinder our commercialization prospects. These and other risks are discussed in AtheroGenics' Securities and Exchange Commission filings, including, but not limited to, the risks discussed in AtheroGenics' Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2004, and our Quarterly Report on Form 10-Q for the third quarter of 2005.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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